SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                              Neotherapeutics, Inc.
                                -----------------
                                (Name of Issuer)


                                  Common Stock
                               ------------------
                         (Title of Class of Securities)


                                    640656104
                                   -----------
                                 (CUSIP Number)


                                December 31, 2002
                           ---------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |X| Rule 13d-1(b)
                           |_| Rule 13d-1(c)
                           |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 640656104                    13G                   Page 2 of 12 Pages


________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RBC Global Investment Management Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

________________________________________________________________________________
3.       SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.      SOLE VOTING POWER
                          N/A
NUMBER OF      _________________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              N/A
OWNED BY EACH  _________________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH               N/A
               _________________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          N/A

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         N/A

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                     |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         N/A

________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"

________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640656104                    13G                   Page 3 of 12 Pages


________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

________________________________________________________________________________
3.       SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.      SOLE VOTING POWER
                          N/A
NUMBER OF       ________________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              N/A
OWNED BY EACH   ________________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH               N/A
                ________________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          N/A

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         N/A

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                    |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         N/A
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     640656104               13G                    Page 4 of 12 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     640656104               13G                    Page 5 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Mutual Funds Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           Neotherapeutics Inc.


Item 1(b). Address of Issuer's Principal Executive Offices:
           Neotherapeutics Inc.
           157 Technology Drive
           Irvine, CA 92618


Item 2(a). Name of Person Filing:

           1.  RBC Global Investment Management Inc. ("RBC GIM")
           2.  RT Investment Management Holdings Inc. ("RTIM")
           3.  The Royal Trust Company ("RT")
           4.  Royal Mutual Funds Inc. ("RMFI")


Item 2(b). Address of Principal Business Office or, if None, Residence:
           1.  RBC Global Investment Management Inc.
               Royal Trust Tower
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

           3.  The Royal Trust Company
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario M5W 1P9

           4.  Royal Mutual Funds Inc.
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West
               Toronto, Ontario M5W 1P9


Item 2(c). Citizenship:

           Canada

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           640656104

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     1. RBC Global Investment Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".

     2. RT Investment Management Holdings Inc. was previously a Foreign Parent Holding Company which received SEC no-action relief to file on
          Schedule 13G as a "Qualified Institutional Investor". RT Investment Management Holdings Inc. was dissolved in 2002.

     3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor."

     4. Royal Mutual Funds Inc. is a Foreign Investment Adviser and Mutual Funds Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor."


Item 4. Ownership.

          (a) Amount beneficially owned:

          1.  RBC GIM - N/A
          2.  RTIM - N/A
          3.  RT   - N/A
          4.  RMFI - N/A

          (b) Percent of class:

          1.  RBC GIM - N/A
          2.  RTIM - N/A
          3.  RT   - N/A
          4.  RMFI - N/A


          (c) Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote

               RBC GIM - N/A

          (ii) Shared power to vote or to direct the vote

               1.  RBC GIM - N/A
               2.  RTIM - N/A
               3.  RT   - N/A
               4.  RMFI - N/A

         (iii) Sole power to dispose or to direct the disposition of

               RBC GIM - N/A

          (iv) Shared power to dispose or to direct the disposition of

                1.  RBC GIM - N/A
                2.  RTIM - N/A
                3.  RT   - N/A
                4.  RMFI - N/A

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      N/A

Item 8. Identification and Classification of Members of the Group.

      N/A

Item 9. Notice of Dissolution of Group.

      N/A


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 14, 2003
                                                --------------------------------
                                                            (Date)


                                                /s/ M. George Lewis
                                                --------------------------------
                                                          (Signature)


                                                M. George Lewis,
                                                President and C.E.O.,
                                                RBC Global Investment
                                                Management Inc.
                                                --------------------------------
                                                           (Name/Title)

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 14, 2003
                                           ------------------------------------
                                                           (Date)


                                           /s/ M. George Lewis
                                           ------------------------------------
                                                         (Signature)


                                           M. George Lewis/Authorized Signatory
                                           RT Investment
                                           Management Holdings Inc.
                                           ------------------------------------
                                                    (Name/Title)

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 14, 2003
                                                 -------------------------------
                                                             (Date)


                                                 /s/ M. George Lewis
                                                 -------------------------------
                                                           (Signature)


                                                 M. George Lewis,
                                                 Authorized Signatory
                                                 The Royal Trust Company
                                                 -------------------------------
                                                           (Name/Title)

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 14, 2003
                                                 -------------------------------
                                                             (Date)


                                                 /s/ Russell Purre
                                                 -------------------------------
                                                           (Signature)


                                                 Russell Purre,
                                                 Sr. Manager Risk
                                                 Royal Mutal Funds Inc.
                                                 -------------------------------
                                                          (Name/Title)